Exhibit 99.1

Noranda Aluminum Announces Preliminary Second Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 27, 2009--Noranda Aluminum Holding Corporation (“Noranda”, or “the Company”) announced the following preliminary financial results for the second quarter of 2009 (in millions):

	Three months ended June 30,			Six months ended June 30,
	2009	2009	2008	2009	2009	2008
	Low	High	Actual	Low	High	Actual
	$	$	$	$	$	$
Sales	158.0	158.0	347.2	322.0	322.0	647.5
Operating income (loss)	11.0	14.0	35.0	(74.0)	(71.0)	76.9
Net (loss) income	(23.0)	(2.0)	3.5	21.0	42.0	20.7
Adjusted EBITDA	32.0	35.0	80.3	40.0	43.0	165.0

Note: Adjusted EBITDA is a non-GAAP financial measure and is reconciled to net income and cash flow from operating activities later in this release. See the Company’s most recent Quarterly Report on Form 10-Q for the definition of Adjusted EBITDA, HoldCo Notes, AcquisitionCo Notes, and Senior Secured Credit Facilities.

The Company’s second quarter 2009 operating income is projected to be in the range of $11 million to $14 million, compared to $35.0 million for second quarter 2008 and an $85.2 million loss in first quarter 2009, which included a $43.0 million charge for impairment of goodwill and other intangible assets.

  Sales for second quarter 2009 are 55% lower than second quarter 2008 levels, reflecting the continued impact of the global economic contraction that began in the second half of 2008. Sales for second quarter 2009 are 4% lower than sales for first quarter 2009 due primarily to the upstream business, where lower external shipment volumes offset the favorable impact of a slight upward movement in LME prices near the end of the quarter.
  External upstream shipments were 68.7 million pounds in second quarter 2009, representing a 45% decrease compared to second quarter 2008 and a 10% decrease compared to first quarter 2009. Downstream shipment volumes were 79.2 million pounds in second quarter 2009, representing a 15% decrease compared to second quarter 2008 and a 10% increase compared to first quarter 2009.
  The Company has reached settlements with its insurance carriers for its pot line freeze claim from the January 2009 New Madrid smelter outage. These settlements result in proceeds totaling $67.5 million, including $15 million of advances previously received. In second quarter 2009, based on advances received and the announcement of its $43.875 million settlement agreement with Factory Mutual Insurance Company (“FM Global”), the Company recognized $49 million of gross insurance proceeds. These proceeds were offset against claim costs and losses incurred through June 30, 2009, with a $29 million residual recognized as income. In first quarter 2009, claim-related costs exceeded recognized proceeds by $4 million, which was recovered in second quarter 2009 with the FM Global settlement. Second quarter 2009 results do not reflect the $23.625 million settlement reached in July 2009 with the remaining insurance carriers. Those proceeds will be recognized in third quarter 2009, and additional claim-related costs and losses will be recognized in periods after June 30, 2009.

The Company’s second quarter 2009 net loss is projected to be in the range of $2 million to $23 million, compared to $3.5 million in income for second quarter 2008 and $44.3 million of income in first quarter 2009. In addition to the operating income factors discussed above, the second quarter 2009 net loss reflects the following:

  In second quarter 2009, the Company repurchased $33.9 million principal aggregate amount of outstanding HoldCo Notes, AcquisitionCo Notes, term B loan and revolving credit facility borrowings for an aggregate price of $20.3 million. The Company recorded gains of $12 million on these repurchases.
  In second quarter 2009, the Company expects to record an impairment charge in the range of $30 million to $40 million related to the Company’s investments in its equity-method investment in St. Ann Bauxite Limited (“SABL”). This impairment reflects second quarter 2009 revisions to the Company’s assumptions about SABL’s future profitability and cash flows. The Company will finalize certain valuations related to its impairment analysis prior to issuing a full earnings release during the week of August 3, 2009.
  In second quarter 2009, the Company expects to report net gains on hedging activities in the range from $45 million to $57 million, including reclassifications of hedge gains from accumulated other comprehensive income ranging from $62 million to $74 million. The Company will finalize its forecasts of 2010-2012 sales by product type and pricing structure to determine the amount of hedge gains to be reclassified prior to issuing a full earnings release during the week of August 3, 2009.

The Company ended the second quarter of 2009 with total debt of $1.1 billion and $182.3 million in cash. The Company expects that certain ratios related to restrictive covenants on its HoldCo Notes, AcquisitionCo Notes, and Senior Secured Credit Facilities will fall outside of the minimum and maximum levels established in those indentures and agreements. The Company has no financial maintenance covenants on any borrowings; however, as a result of not meeting certain minimum and maximum financial levels established by the indentures as conditions to the execution of certain transactions, the Company’s ability to incur future indebtedness, grow through acquisitions, make certain investments, pay dividends and retain proceeds from asset sales may be limited.

The Company expects to file a more detailed press release regarding its second quarter 2009 results, to host an investor conference call during the week of August 3, 2009, and to file its Form 10-Q for the three months ended June 30, 2009 prior to August 14, 2009. Ranges indicated in this release are unaudited, and reflect management’s current best estimates and may be revised as result of management’s further review of the results for second quarter 2009. During the course of the preparation of final consolidated quarterly financial statements and related notes, the Company may identify items that would require material adjustments to the preliminary financial information presented in this release.

Reconciliation of Adjusted EBITDA

	Three months ended June 30,			Six months ended June 30,
	2009	2009	2008	2009	2009	2008
($ in millions)	Low	High	Actual	Low	High	Actual
	$	$	$	$	$	$
Net (loss) income	(23.0)	(2.0)	3.5	21.0	42.0	20.7
Income taxes	37.0	43.0	1.6	45.0	51.0	10.3
Interest expense, net	14.0	14.0	21.0	30.0	30.0	45.2
Depreciation and amortization	15.0	15.0	24.7	41.0	41.0	49.3
Gain on debt repurchase	(13.0)	(13.0)	1.2	(165.0)	(165.0)	1.2
New Madrid power outage	(17.0)	(17.0)	─	(17.0)	(17.0)	─
Non-cash derivative gains and losses	(36.0)	(48.0)	2.9	(73.0)	(85.0)	1.1
Goodwill and intangible impairment	─	─	─	43.0	43.0	─
JV impairment	40.0	30.0	─	85.0	75.0	─
Other items, net	15.0	13.0	25.4	30.0	28.0	37.2
Adjusted EBITDA	32.0	35.0	80.3	40.0	43.0	165.0
	Six months ended June 30,
	2009	2009	2008
($ in millions)	Low	High	Actual
	$	$	$
Cash flow from operating activities	108.0	108.0	100.6
Gain on hedging activities	65.0	77.0	0.2
Settlements from hedge terminations, net	(70.0)	(70.0)	─
Equity in net income of investments in affiliates	3.0	1.0	5.5
Changes in asset and liabilities, net	(1.0)	(2.0)	(35.0)
Income taxes	(11.0)	(5.0)	16.5
LCM adjustment	(14.0)	(16.0)	(14.3)
New Madrid power outage	(17.0)	(17.0)	─
Non-cash hedging gains and losses	(76.0)	(88.0)	1.1
Charges related to termination of derivatives	12.0	12.0	─
Other items, net	41.0	43.0	90.4
Adjusted EBITDA	40.0	43.0	165.0

Hedge Positions

As of June 30, 2009, we had outstanding fixed-price aluminum sales swaps that were entered into to hedge aluminum shipments of approximately 848.7 million pounds. The following table summarizes our fixed-price aluminum sales hedges per year:

Year	Average hedged price per pound	Pounds hedged annually
	$	(In thousands)
2009	1.09	144,535
2010	1.06	290,541
2011	1.20	290,957
2012	1.23	122,711

Beginning in the first quarter of 2009, we entered into fixed-price purchase swaps to offset the fixed-price sale swaps. At June 30, 2009 we had offset a total of approximately 634.7 million pounds for the years 2009 through 2012.

The following table summarizes our fixed-price aluminum purchase swaps as of June 30, 2009:

Year	Average hedged price per pound	Pounds hedged annually
	$	(In thousands)
2009	0.63	16,535
2010	0.70	245,264
2011	0.76	250,225
2012	0.80	122,711

Forward‐looking Statements

This press release contains “forward‐looking statements” which involve risks and uncertainties. You can identify forward‐looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to the Company’s strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward‐looking statements. Readers are cautioned not to place undue reliance on forward‐looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment and fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see "Cautionary Statement Concerning Forward‐Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda’s Form 10-K, filed on February 25, 2009, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda's Quarterly Reports on Form 10‐Q and other items throughout the Forms 10‐Q and Noranda's 2009 Current Reports on Form 8‐K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, +1 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com